Exhibit 97
PepsiCo, Inc.
Compensation Recovery Policy for Covered Executives
Effective October 2, 2023

This Compensation Recovery Policy for Covered Executives (this “Policy”) has been adopted by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of PepsiCo, Inc. (the “Corporation”) in accordance with the applicable requirements of Nasdaq Listing Rule 5608 (“Rule 5608”), which implements Rule 10D-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (as promulgated pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010).
1.Definitions
For purposes of this Policy, the following terms shall have the meaning set forth below.
(a)“Accounting Restatement” means a requirement that the Corporation prepare an accounting restatement due to the material noncompliance of the Corporation with any financial reporting requirement under the U.S. federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Changes to the Corporation’s financial statements that do not represent error corrections are not an Accounting Restatement, including: (A) retrospective application of a change in accounting principle; (B) retrospective revision to reportable segment information due to a change in the structure of the Corporation’s internal organization; (C) retrospective reclassification due to a discontinued operation; (D) retrospective application of a change in reporting entity, such as from a reorganization of entities under common control; and (E) retrospective revision for stock splits, reverse stock splits, stock dividends or other changes in capital structure.
(b)“Covered Executive” means a person who served as an Executive Officer at any time during the performance period for the applicable Incentive-Based Compensation.
(c)“Erroneously Awarded Compensation” means the amount of Incentive-Based Compensation that was Received that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received had the amount of Incentive-Based Compensation been determined based on the restated amounts, computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement, the amount of Erroneously Awarded Compensation will be based on a reasonable estimate by the Committee of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received.
(d)“Executive Officer” means the Corporation’s officers as defined in Rule 16a-1(f) under the Exchange Act.
(e)“Financial Reporting Measures” means (A) measures that are determined and presented in accordance with the accounting principles used in preparing the Corporation’s financial statements, and any measures that are derived wholly or in part from such measures (whether or not such measures are presented within the Corporation’s financial statements or included in a filing made with the U.S. Securities and Exchange Commission), (B) stock price and (C) total shareholder return.
(f)“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

(g)Incentive-Based Compensation is deemed to be “Received” in the Corporation’s fiscal period during which the Financial Reporting Measure specified in the applicable Incentive-Based Compensation award is attained, even if the payment, vesting or grant of the Incentive-Based Compensation occurs after the end of that period.
(h)“Recovery Period” means the three completed fiscal years immediately preceding the earlier of: (A) the date the Board, a committee of the Board, or the officer or officers of the Corporation authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Corporation is required to prepare an Accounting Restatement; or (B) the date a court, regulator, or other legally authorized body directs the Corporation to prepare an Accounting Restatement. In addition, if there is a change in the Corporation’s fiscal year end, the Recovery Period will also include any transition period to the extent required by Rule 5608.
2.Recovery of Erroneously Awarded Compensation
Subject to the terms of this Policy and the requirements of Rule 5608, if the Corporation is required to prepare an Accounting Restatement, the Corporation will attempt to recover, reasonably promptly from each Covered Executive, any Erroneously Awarded Compensation that was Received by such Covered Executive during the Recovery Period pursuant to Incentive-Based Compensation that is subject to this Policy.
3.Interpretation and Administration
(a)Role of the Committee. This Policy will be administered and interpreted by the Committee in a manner that is consistent with Rule 5608 and any other applicable law and will otherwise be interpreted in the business judgment of the Committee. Any applicable award agreement or other document setting forth the terms and conditions of any compensation covered by this Policy shall be deemed to include the restrictions imposed herein and incorporate this Policy by reference and nothing in such agreement or other document will limit application of this Policy. All decisions and interpretations of the Committee will be final and binding.
(b)Compensation Not Subject to this Policy. This Policy does not apply to Incentive-Based Compensation that was Received before October 2, 2023. With respect to any Covered Executive, this Policy does not apply to Incentive-Based Compensation that was Received by such Covered Executive before beginning service as an Executive Officer.
(c)Determination of Means of Recovery. The Committee will determine the appropriate means of recovery, which may vary between Covered Executives or based on the nature of the applicable Incentive-Based Compensation, and which may involve, without limitation, establishing a deferred repayment plan or setting off against current or future compensation otherwise payable to the Covered Executive.
(d)Determination That Recovery is Impracticable. The Corporation is not required to recover Erroneously Awarded Compensation if a determination is made by the Committee that either (A) after the Corporation has made and documented a reasonable attempt to recover such Erroneously Awarded Compensation, the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered or (B) recovery of such Erroneously Awarded Compensation would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Corporation, to fail to meet the requirements of Section 401(a)(13) or 411(a) of the Internal Revenue Code and regulations thereunder.
(e)No Indemnification or Corporation-Paid Insurance. The Corporation will not indemnify any Covered Executive against the loss of Erroneously Awarded Compensation and will not pay or reimburse any Covered Executive for the purchase of a third-party insurance policy to fund potential recovery obligations.
(f)Interaction with Other Clawback Provisions. The Corporation will be deemed to have recovered Erroneously Awarded Compensation in accordance with this Policy to the extent the Corporation actually receives such amounts pursuant to any other Corporation policy, program or agreement or pursuant to Section 304 of the Sarbanes-Oxley Act or otherwise.
(g)No Limitation on Other Remedies. Nothing in this Policy will be deemed to limit the Corporation’s right to terminate employment of any Covered Executive, to seek recovery of other compensation paid to a Covered Executive, or to pursue other rights or remedies available to the Corporation under any other Corporation policy, program or agreement or applicable law.
(h)Amendment and Termination. Subject to Rule 10D-1 of the Exchange Act and Rule 5608, this Policy may be amended or terminated by the Committee at any time.

Adopted by the Compensation Committee on September 28, 2023.
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